Exhibit (d)(29)(c)

AMENDMENT TO SUB-ADVISORY BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

MILLIMAN FINANCIAL RISK MANAGEMENT LLC

THIS AMENDMENT is made as of July 1, 2015, to the Sub-Advisory Agreement dated November 10, 2014 (the “Agreement”), between Transamerica Asset Management, Inc. (the “Investment Adviser”) and Milliman Financial Risk Management LLC (the “Sub-Adviser”).

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Schedule A. Schedule A to the Agreement is hereby deleted in its entirety and replaced as follows:

FUND	SUB-ADVISER COMPENSATION*
Transamerica BlackRock Global Allocation Managed Risk – Balanced VP	0.15% of the first $10 billion; 0.10% in excess of $10 billion**
Transamerica BlackRock Global Allocation Managed Risk – Growth VP	0.15% of the first $10 billion; 0.10% in excess of $10 billion**
Transamerica American Funds Managed Risk VP	0.15% of the first $10 billion; 0.10% in excess of $10 billion
Transamerica Managed Risk - Conservative ETF VP	0.11% of the first $50 million; 0.09% from $50 million up to $250 million; 0.07% in excess of $250 million***
Transamerica Managed Risk - Balanced ETF VP	0.11% of the first $50 million; 0.09% from $50 million up to $250 million; 0.07% in excess of $250 million***
Transamerica Managed Risk - Growth ETF VP	0.11% of the first $50 million; 0.09% from $50 million up to $250 million; 0.07% in excess of $250 million***

*	As a percentage of average daily net assets on an annual basis.
**	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis.
***	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis.

In all other respects, the Agreement dated November 10, 2014 is confirmed and remains in full force and effect.

Exhibit (d)(29)(c)

The parties hereto have caused this amendment to be executed effective as of July 1, 2015.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President and Chief Investment Officer, Advisory Services

MILLIMAN FINANCIAL RISK MANAGEMENT LLC

By:	/s/ Adam Schenck
Name:	Adam Schenck
Title:	Director – Portfolio Management